Exhibit 99.1
Corporate Media Contact:
Kelley Childrey
Manning Selvage & Lee
323-866-6003
kelley.childrey@mslpr.com
Investor Relations Contact:
Cheryl Monblatt Allen
Artes Medical, Inc.
858-550-9999
callen@artesmedical.com
ARTES MEDICAL REPORTS
2007 YEAR END FINANCIAL RESULTS
     SAN DIEGO, CA, March 13, 2008 — Artes Medical, Inc. (Nasdaq: ARTE), a medical technology company whose product ArteFill® is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of “smile line” wrinkles, today reported financial results for the three and twelve months ended December 31, 2007.
     For the year ended December 31, 2007, the Company reported total revenues of $13.3 million, which included $7.1 million of ArteFill product sales and $6.2 million of license revenue. Revenues from ArteFill product sales were $2.4 million for the three months ended December 31, 2007.
     Net loss for the year ended December 31, 2007 was $26.9 million, an increase of $0.6 million over the net loss of $26.3 million for the year ended December 31, 2006. The Company reported a net loss of $9.9 million for the three months ended December 31, 2007, an increase of $2.1 million, compared to a net loss of $7.8 million for the three months ended December 31, 2006.
     Cash and cash equivalents were $20.3 million as of December 31, 2007. In February 2008, an additional $12.6 million in cash was raised from the net proceeds of a financing arrangement with Cowen Healthcare Royalty Partners, L.P.
Update on Commercial Initiatives
     The Company previously announced a number of commercial initiatives intended to drive the adoption of ArteFill in the dermal filler market. These initiatives include a significant expansion of its sales force and the number of physicians trained on the use of ArteFill, and additional marketing programs to increase awareness and demand from consumers.
Increased Training of Physicians: Over 1,200 physicians have opened accounts with the Company to offer ArteFill to their patients. Over 1,000 board certified dermatologists, plastic surgeons, and cosmetic surgeons completed their ArteFill training in 2007, greatly surpassing the Company’s original target of 600 trained physicians by the end of 2007.
Expansion of Sales Force: The Company has rapidly increased the number of sales representatives, from 21 sales representatives in September 2007, to 43 sales representatives today. The Company plans to expand to 48 sales representatives by June 30, 2008. With the increased size of the sales force, the Company expects to have trained a total of 1,800 physicians on the use of ArteFill by the end of 2008.
Accelerated Consumer Marketing Initiatives: The Company has accelerated its consumer marketing initiatives and has retained Lehman Millet, an advertising agency with experience in the aesthetic device space; Manning, Selvage & Lee, a public relations firm with consumer and beauty experience; and eVisibility, an Internet marketing firm with experience in on-line marketing and search engine optimization. Since the beginning of 2008, the number of “hits” on the Company’s website have increased significantly, more than doubling the “hit rate” the Company experienced during the fourth quarter of 2007. The Company believes the increased “hit rate” is a reflection of the success of its consumer marketing efforts, as many visitors to the website use the “Find a Doctor” section which lists doctors that offer ArteFill treatment.
Other Recent Developments
     ArteFill’s 5-year safety and efficacy data were published in December 2007 in the peer-reviewed publication, Dermatologic Surgery “Filler Issue.” In February 2008, key physician opinion leaders presented ArteFill’s 5-year safety and efficacy data at the annual meeting of the American Academy of Dermatology (AAD) in San Antonio, Texas.
     Results from market research conducted by an independent research firm, Panel Intelligence, indicate that the majority of both physicians and patients who have used ArteFill are more satisfied with ArteFill than with existing temporary fillers. ArteFill meets the need of patients who are seeking a cost-effective long-term treatment that provides excellent wrinkle correction. This market research included a survey of over 40 physicians who have treated more than 700 patients with ArteFill, and provided important data and insights into the growing interest in ArteFill by both patients and physicians.
     As previously announced, physicians have commenced a number of clinical studies of ArteFill. These studies should help both physicians and patients understand more about ArteFill, and help support a patient’s decision to be treated with ArteFill. The clinical studies include a 1,000-patient long-term study to generate additional safety and efficacy data and a head-to-head clinical comparison with temporary dermal fillers Radiesse® and Restylane®.
     The Company has further strengthened its Board of Directors with the recent addition of Todd Davis, Co-Founder and Managing Director of Cowen Healthcare Royalty Partners. Mr. Davis was previously a Partner at Paul Capital Partners, where he was focused on the activities of the Paul Royalty Funds. Prior to that, Mr. Davis was a Partner at Apax Partners, a private equity fund. Mr. Davis has extensive healthcare operating experience, having worked in business development and general management at Elan Pharmaceuticals, and in sales and marketing at Abbott Laboratories.
     “We are very excited about the new consumer marketing initiatives we are implementing, and our expanded salesforce that will support our efforts to establish ArteFill as an important part of the dermal filler market,” said Diane S. Goostree, President and Chief Executive Officer. “We are pleased that we are seeing immediate response via our website, and that results from independent market research indicate that both physicians and patients have increased satisfaction with ArteFill compared to existing temporary fillers.”

Financial Results
     In February 2008, the Company closed a financing arrangement with Cowen Healthcare Royalty Partners, a leading healthcare investor and an affiliate of Cowen Group, Inc., in which it raised $21.5 million, with the right to an additional $1 million if it meets a revenue milestone in 2008. The Company intends to use the funds to support its operations, including funds necessary to expand both its dedicated sales force and consumer outreach programs. The Company used $8.6 million of the funds to payoff and terminate its existing credit facility. Including payment of transaction expenses, the Company received net proceeds of $12.6 million from the financing arrangement.
     The Company reported total revenues of $2.4 million from ArteFill product sales for the three months ended December 31, 2007. For the year ended December 31, 2007, the Company reported total revenues of $13.3 million, which includes $7.1 million of ArteFill product sales and $6.2 million of license revenue. The Company reported a net loss of $9.9 million for the three months ended December 31, 2007, an increase of $2.1 million, compared to a net loss of $7.8 million for the three months ended December 31, 2006. Net loss for the year ended December 31, 2007 was $26.9 million, an increase of $0.6 million over the net loss of $26.3 million for the year ended December 31, 2006.
     Gross profit for the three months and year ended December 31, 2007 was negative $1.4 million and positive $2.7 million, respectively. Total operating expenses for the three months ended December 31, 2007 were $8.9 million, an increase of $0.7 million over the three months ended December 31, 2006, which had operating expenses of $8.2 million. Total operating expenses for the year ended December 31, 2007 were $30.4 million, an increase of $5.0 million over the year ended December 2006 operating expenses of $25.4 million.
     The increase in operating expenses for both the three months and the year ended December 31, 2007, compared to the similar periods in 2006, were primarily due to the Company’s transition from development stage activities in 2006, to commercial operations in 2007, with related increased expenses for its direct sales force in the U.S., product marketing and administration.
     Selling, general and administrative expenses for the three months ended December 31, 2007 were $6.6 million, an increase of $0.8 million, compared to the three months ended December 31, 2006 of $5.8 million. The increase is primarily related to a full quarter of sales and marketing expenses to support ArteFill sales. Selling, general and administrative expenses for the year ended December 31, 2007 were $24.3 million, an increase of $7.0 million over the year ended December 31, 2006 of $17.3 million. The increase is primarily due to the hiring of the Company’s national sales force and marketing expenses associated with the product launch of ArteFill.
     Research and development expenses for the three months ended December 31, 2007 were $2.3 million, a decrease of $100,000, compared to the three months ended December 31, 2006 of $2.4 million. Research and development expenses for the year ended December 31, 2007 were $6.0 million, a decrease of $2.1 million over the year ended December 31, 2006 of $8.1 million.
     The Company expects that its independent registered public accounting firm, Ernst & Young LLP, will issue a going concern qualification in its audit report of the Company’s financial statements for the year ended December 31, 2007 based on the Company’s available capital, its history of net losses and its expected cash use in 2008. The Company intends to raise additional capital in fiscal 2008 as needed to support its operations. This announcement is being made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires a Nasdaq listed company to disclose through the news media the receipt of an audit report that contains a going concern qualification.

2008 Guidance
     The Company did not provide financial guidance in 2007 because it was the commercial launch year for ArteFill, and ArteFill is a highly differentiated non-resorbable dermal filler with an uptake cycle that requires physician training and an allergy test for the consumer prior to ArteFill treatment. During 2007, the Company gained experience in the uptake cycle and now believes it is appropriate to provide revenue guidance for fiscal year 2008. Based upon information available currently to the Company’s management, the Company expects that its total revenues for fiscal year 2008 will be in the range of $13 million to $16 million.
Conference Call and Webcast Information
     Artes Medical will host a webcast and conference call today, March 13, 2008 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its financial results. The dial-in numbers are (866) 713-8563 for domestic callers, and (617) 597-5311 for international callers. The passcode for both domestic and international callers is 25110387. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.artesmedical.com. Participating in the call will be Diane S. Goostree, President and Chief Executive Officer, and Peter C. Wulff, Executive Vice President and Chief Financial Officer.
     After the live webcast, the call will remain available on the Company’s web site for at least 30 days following the presentation. In addition, a telephonic replay of the call will be available for 7 days. The replay dial-in numbers are (888) 286-8010 for domestic callers, and (617) 801-6888 for international callers. The passcode for both domestic and international callers is 51623100.
About ArteFill®
     ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind permanent support for long-lasting wrinkle correction in one to two treatments.
     ArteFill was approved by the FDA in October 2006 based on data from the Company’s 12-month controlled, randomized, double-masked, multi-center U.S. clinical trial, which compared outcomes for patients treated with ArteFill with those of patients treated with the leading bovine collagen-based filler. At the 6-month evaluation, which was the primary efficacy evaluation period for the clinical trial, the wrinkle correction in patients treated with ArteFill persisted and showed statistically significant improvement compared to the wrinkle correction in the patients treated with the collagen control, who returned to their pretreatment status. The ArteFill patients were also evaluated one year after treatment, demonstrating continued safety and wrinkle correction.
     In December 2007, the Company announced that ArteFill’s 5-year safety and efficacy data was published in the peer-reviewed publication Dermatologic Surgery “Filler Issue.” This publication addresses the robust, long-term, efficacy and safety profile of ArteFill. This 5-year follow-up study included 145 patients who were treated with ArteFill in the Company’s U.S. clinical trial. In addition to demonstrating the safety profile of ArteFill, the study showed statistically significant (p<0.001) improvement in patient wrinkle correction five years after the patient’s last ArteFill treatment, and a statistically significant (p=0.002) improvement in wrinkle correction at the 5-year point compared to the 6-month evaluation period. As part of the study, physician investigators and patients were asked to provide their assessment of ArteFill treatment. Over 90% of the physician assessments were either “completely successful” or “very successful;” and over 90% of the patient assessments were either “very satisfied” or “satisfied.” In March 2007, the Company submitted the data from the study to the FDA for review in order to enhance the product labeling for ArteFill.
     An ArteFill Skin Test is required before initial treatment. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.

     ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States through Artes Medical, and Artes Medical has not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill, or any other PMMA-based dermal filler, outside the United States.
About Artes Medical, Inc.
     Artes Medical is a medical technology company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
     This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses and its need to raise additional funds to support its operations, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
     Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc. All other trademarks, trade names and brand names referred to in this press release are the property of their respective owners.
####

ARTES MEDICAL, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Product sales	$2,367	$—	$7,084	$—
License revenue	—	—	6,232	390

Total revenues	2,367	—	13,316	390

Cost of product sales	3,778		10,659

Gross profit	(1,411)	—	2,657	390

Operating expenses:
Research and development	2,314	2,386	6,023	8,084
Selling, general and administrative	6,566	5,836	24,331	17,299

Total operating expenses	8,880	8,222	30,354	25,383

Loss from operations	(10,291)	(8,222)	(27,697)	(24,993)
Interest income	210	172	1,391	675
Interest expense	(246)	(44)	(1,119)	(2,454)
Other income (expense), net	(2)	12	(2)	(27)

Loss before benefit for income taxes	(10,329)	(8,082)	(27,427)	(26,799)
Benefit for income taxes	391	328	542	476

Net loss	$(9,938)	$(7,754)	$(26,885)	$(26,323)

Historical net loss per common share:
Net loss per common share — basic and diluted	$(0.60)	$(2.32)	$(1.63)	$(14.23)

Weighted average shares — basic and diluted	16,514,163	3,348,125	16,462,369	1,850,255 (1)

(1)	On December 26, 2006, the Company closed its initial public offering. Immediately prior to the closing of the Company’s initial public offering, all outstanding shares of the Company’s preferred stock were converted into shares of common stock and warrants to purchase shares of common stock were exercised. The impact of the Company’s initial public offering on its common stock outstanding is as follows at December 31, 2006:

Capitalization summary upon closing of initial public offering:
Common stock issued and outstanding pre initial public offering	1,427,400
Initial public offering sale of common stock	5,290,000
Conversion of preferred stock upon initial public offering into common stock	9,367,512
Cash exercise of warrants to purchase common stock upon initial public offering	276,334

16,361,246

ARTES MEDICAL, INC.
Condensed Consolidated Balance Sheet
(in thousands)

	Dec. 31,	Dec. 31,
	2007	2006
Assets:
Cash and cash equivalents	$20,293	$46,258
Accounts receivable	792	—
Inventory	5,528	4,761
Other current assets	1,044	406

Total current assets	27,657	51,425
Property and equipment, net	5,034	5,271
Intellectual property, net	2,385	3,578
Deposits and other assets	645	339

Total assets	$35,721	$60,613

Liabilities and stockholders’ equity:
Current liabilities	$11,168	$12,019
Long-term obligations	3,014	4,040
Deferred tax liability	915	1,368

Total liabilities	15,097	17,427

Total stockholders’ equity	20,624	43,186

Total liabilities and stockholders’ equity	$35,721	$60,613